Exhibit 10.3

Aradigm-Grifols

Option Terms for License, Development and Commercialization Agreement for Use of AERx Inhaler with Alpha-1 Antitrypsin

Background

In connection with the License and Collaboration Agreement related to inhaled ciprofloxacin (the “Ciprofloxacin License Agreement”) and Stock Purchase Agreement pursuant to which Grifols will purchase an amount equivalent to 35% of the outstanding common shares of Aradigm (the “Stock Purchase Agreement”) to be entered into by Grifols and Aradigm, Grifols wishes to obtain, and Aradigm wishes to grant to Grifols, an exclusive option for the right to elect, in Grifols’ sole discretion, to enter into an agreement with Aradigm under which Grifols would be granted an exclusive, worldwide license to Aradigm’s proprietary inhalation delivery platform consisting of AERx inhalation devices, AERx dosage forms and breath control technology (including all underlying intellectual property, including related patents, technology, trademarks, know-how, and all improvements thereto) (the “AERx Inhaler Platform”) for use with Grifols’ alpha-1 antitrypsin (“A1AT”) molecule (such option, the “Option” and such resulting license agreement, the “A1AT Agreement”). The A1AT Agreement would be consistent with the terms outlined herein, and shall be supplemented with terms that are customary in license agreements similar in nature to the A1AT Agreement.

Option Details

Option Period Duration:

The option period (during which time Grifols may exercise the Option) shall begin at the execution of the Ciprofloxacin License Agreement and the closing of the transaction set forth in the Stock Purchase Agreement and shall continue for a period of four (4) months (the “Option Period”).

Responsibilities During the Option Period:

During the Option Period, Aradigm employees will provide reasonable consultation and information about the AERx Inhaler Platform to Grifols to enable Grifols to decide whether it wishes to exercise the Option.

During the Option Period, Grifols shall have reasonable access to (a) Aradigm’s Chief Executive Officer and other senior leadership for purposes of negotiating and finalizing the A1AT Agreement and (b) Aradigm responses to any diligence and document requests relating to the AERx Inhaler Platform, and (c) Aradigm’s reasonable cooperation to the extent that Grifols wishes to address any issues or concerns with respect to the AERx Inhaler Platform for A1AT. During the Option Period, Aradigm will have no obligation to perform any experimental, manufacturing, or other AERx Inhaler Platform or A1AT related work other than to provide Grifols with existing documents and knowledge about the AERx Inhaler Platform as it may be relevant to the delivery of A1AT. If Aradigm employees will need to travel for these consultations, then Grifols will fully reimburse Aradigm’s reasonable travel expenses which are preapproved by Grifols in writing. Any third party costs incurred by Aradigm associated with this activity, such as fees to external consultants and patent attorneys, will be fully reimbursed by Grifols provided such costs are preapproved by Grifols in writing. At the end of the Option Period, if Grifols has not given notice to Aradigm of its intent to exercise the Option or the Option Period term has not been extended as below, the Option will expire.

Extension of the Option Period:

If Grifols wishes to have additional time to decide whether to exercise the Option, Grifols, in its sole discretion, may extend the Option Period for an additional 2 months (reflecting a new Option Period of 6 months from start date) by written notification submitted to Aradigm at least 15 days prior to the end of the initial 4 month Option Period. During this 2 month extension, Grifols will pay Aradigm for all time spent by Aradigm employees at Aradigm’s fully burdened FTE rate and for all associated out-of-pocket expenses in supporting Grifols’ further evaluation of the AERx Inhaler Platform. If at the end of this 2 month extension period Grifols has not given notice to Aradigm of its intent to exercise the Option, the Option will expire and the Option Period may not be further extended unless by mutual agreement.

Negotiation Period:

During the two month period after which Grifols has provided Aradigm with written notice of its intent to exercise the Option (the “Negotiation Period”), Grifols and Aradigm shall use good faith efforts to negotiate and execute the A1AT Agreement. During the Negotiation Period, Grifols shall not be responsible for any costs incurred by Aradigm with respect to the A1AT Agreement (including, for the avoidance of doubt, internal employee costs and attorneys’ fees), provided that to the extent that Grifols requires the transfer of any know-how with respect to the AERx Inhaler Platform with respect to A1AT, the parties shall mutually agree upon any costs associated therewith.

Summary of Key Terms for the A1AT Agreement

The following key terms below will form the basis of the A1AT Agreement

Licensed Rights:	Aradigm would grant Grifols an exclusive, worldwide, non-transferable, sublicensable (limitations that are customary in the agreements for the licensing of proprietary drug delivery platforms to licensees for applications with specific drugs or biologics) license to the AERx Inhaler Platform for the pulmonary delivery of A1AT (the resulting technology, the “Product”).

Product:	A pharmaceutical product containing A1AT and incorporating the AERx Inhaler Platform.

Territory:	The entire world.

Development/ Manufacturing:	The development of the Product would be governed by a development plan that would be mutually agreed to by the parties and incorporated into the

A1AT Agreement. The development of the Product would be overseen by a mutually agreed upon joint steering committee.

Aradigm would perform all reasonable technology transfer to either Grifols or its manufacturing partner necessary for Grifols to develop the Product. Grifols would pay Aradigm for these technology transfer activities at Aradigm’s fully burdened FTE rate plus expenses, including any third party costs which are preapproved by Grifols in writing. For the avoidance of doubt, the technology transfer would only include the transfer of Aradigm’s knowledge of the AERx Inhaler Platform but no transfer of Aradigm’s physical assets such as laboratory and manufacturing equipment, components of devices, dosage forms and formulations.

All costs of development of the Product shall be borne by Grifols.

Grifols would be responsible for the manufacture of the Product directly, or through third party contractors. Grifols would be responsible for the cost of the development of the manufacturing capability associated with the developmental activities and commercial scale manufacturing of the Product.

Regulatory:	Grifols shall be responsible for obtaining regulatory approvals and all costs associated with regulatory approvals of the Product in the territory.

Royalties:	Grifols would pay Aradigm royalties of 3% on aggregate net sales on a country by country basis of the Product until the later of (i) the last to expire valid claim of any (A) Aradigm patent or (B) any new patent relating to improvements to the AERx Inhaler Platform or formulation of A1AT discovered during the term of the A1AT Agreement either by Aradigm or Grifols, in each case covering such Product in such country, (ii) the expiration or termination of the applicable orphan drug designation in such country and (iii) ten (10) years after the first commercial sale of such Product in such country.

Third Party Rights:	Aradigm shall be responsible for securing and maintaining all rights necessary for Grifols to utilize the AERx Inhaler Platform (in the form existing as of the effective date of the A1AT Agreement) and Grifols shall be responsible for securing and maintaining all rights in the A1AT molecule. The parties would cooperate with each other in this effort.

Improvements:	Grifols shall own all improvements to A1AT made during the term of the A1AT Agreement and Aradigm shall own all improvements to the AERx Inhaler Platform made during the term of the A1AT Agreement, which would be commensurately licensed to Grifols.

Performance and Assignment:	Each party shall have the same rights under the A1AT Agreement with respect to sublicensing its rights and assigning its rights and obligations thereunder as each party has under the Ciprofloxacin License Agreement.

Term:	The A1AT Agreement would remain in effect for the duration of the royalties paid.

Termination:	Termination provisions would be negotiated that are customary in license agreements similar in nature to the A1AT Agreement.